EXHIBIT 99.1

From the desk of Rose Bentley

Published on October 11, 2022

Welcome to autumn. I’m looking forward to reporting to you on the results for our third quarter, which ended September 30, later this month. We currently plan to announce our third quarter results the week of October 24. Stay tuned for the exact date and the conference call dial-in details.

100 Days In …

Early in our third quarter, I completed the proverbial “first 100 days” as Qumu’s CEO. Those days went by in a flash.

I was fortunate to have during this critical time a departing CEO committed to a smooth transition, a supportive board, an engaged leadership team, and a roster of blue chip customers and partners invested in Qumu’s success.

Most important, I was (and still am!) surrounded by a Qumu team that did not let the leadership transition distract them from the urgent work of continuing Qumu’s transformation into a cloud-based provider of an enterprise-capable video engagement platform.

By focusing on execution through those first 100 days plus, we have nearly completed the planned transformation of Qumu. The benefits of that transformation will become increasingly evident in margin expansion and growth in recurring revenues later this year and into next. In addition, we have also reduced expenses and curtailed our cash consumption considerably without compromising our ability to serve existing customers, win new ones and continue investment in the Qumu Video Engagement Platform.

… Looking Three Years Out

Thanks to the progress we have made working IN the business – building a healthy pipeline in collaboration with partners, closing sales, winning renewals, and improving our core offering – we now have the opportunity to work ON the business.

One critical aspect of that is articulating a vision for the company that brings clarity to what we are building now and provides an overview of what our business will look like, feel like and act like three years out.

During the quarter, our leadership team came together to formulate that vision and the values underlying it. Our shared vision for Qumu is that by December 31, 2025, we are a profitable company with $50 million in revenue and predictable growth. As a team, we bond over an award-winning culture of meaningful interactions and professional development while enjoying the freedom and flexibility of remote work.

Our product gives customers back their precious time with innovative features that deliver actionable insights and optimize engagement. We take pride in providing a best-in-class customer experience through a secure, reliable and engaging platform.

I encourage you to learn more about our vision here.

Meanwhile, I look forward to updating you on our progress later this month.